Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com

News Release
Approach Resources Inc.
Announces 2008 Year-End Reserves and Full Year Production
Proved Reserves Increase 17% to 211.1 Bcfe
     Fort Worth, Texas, March 2, 2009 – Approach Resources Inc. (NASDAQ: AREX) today reported its estimated proved reserves at December 31, 2008 and full year production for 2008. Reserve and production highlights for the year ended December 31, 2008 include:
•	Proved reserves increased 17% over year-end 2007 proved reserves to 211.1 Bcfe

•	Production increased 65% over 2007 production to 8,755 MMcfe

•	From drilling alone, Approach replaced 483% of production and had drill-bit finding and development (“F&D”) cost of $2.11 per Mcfe

•	From all sources, Approach replaced 450% of production and had all-in F&D cost of $2.64 per Mcfe
     At December 31, 2008, proved reserves were composed of 82% natural gas and 18% oil, condensate and NGLs, and had a reserve life index of over 20 years based on 2008 production of 8.8 Bcfe. The proved developed portion of total proved reserves at year end 2008 was 48%, compared to 43% at year end 2007.
     At December 31, 2008, proved reserves in our Cinco Terry field in West Texas totaled 45.9 Bcfe, representing an increase of 150% from 18.3 Bcfe of proved reserves at December 31, 2007. Proved reserves in our Ozona Northeast field in West Texas totaled 144.4 Bcfe, compared to year-end 2007 proved reserves of 140.7 Bcfe. Proved reserves in our North Bald Prairie field in East Texas totaled 20.8 Bcfe, compared to year-end 2007 proved reserves of 21.4 Bcfe.
     J. Ross Craft, Approach’s President and CEO, commented, “During 2008, we increased our reserve base primarily through our low-cost and low-risk West Texas development programs. In July 2008, we completed the acquisition of deep rights, additional wellbores and approximately 75 miles of gathering lines and related compression facilities in our Ozona Northeast field. Due to the timing of this strategic acquisition, we redirected a portion of our Ozona Northeast drilling capital to our expanding, multi-pay Cinco Terry project. Throughout 2008, we increased our Cinco Terry acreage position to 45,288 gross (19,466 net) acres, rivaling our Ozona Northeast gross acreage position of 49,169 gross (44,044 net) acres.
     “Given the current commodity price environment and economic uncertainties, we plan to focus on reducing overall costs, increasing the efficiencies of our drilling programs and reducing drilling activity where necessary. Preservation of our financial flexibility will allow Approach to be in a good position to take advantage of potential 2009 drilling and acquisition opportunities.”

     F&D cost is a non-GAAP measure. See “Supplemental Non-GAAP Measures” below for our definition of F&D costs and a reconciliation to the information required by paragraphs 11 and 21 of Statement of Financial Accounting Standards No. 69.
2008 Proved Reserves
     The following table is a reconciliation of the changes in our proved reserves between December 31, 2007 and December 31, 2008:

	Natural Gas	Oil	Total
	(MMcf)	(MBbl)	(MMcfe)

Balance – December 31, 2007	161,151	3,208	180,400
Extensions and discoveries	22,879	3,228	42,249
Purchases of minerals in place	7,312	67	7,711
Production	(7,092)	(277)	(8,755)
Revisions to previous estimates
Performance-related revisions	(5,724)	432	(3,132)
Price-related revisions	(5,659)	(291)	(7,405)

Balance – December 31, 2008	172,867	6,367	211,068
     The PV-10, or pre-tax present value of our proved reserves discounted at 10%, was estimated at $221.1 million at year-end 2008, based on year-end weighted average prices of $6.04 per Mcf for natural gas, $39.60 per Bbl for oil and $23.00 per Bbl for NGLs. Our proved reserves and PV-10 estimates are based on an independent engineering study of our oil and gas properties prepared by DeGolyer and MacNaughton. PV-10 is a non-GAAP measure. See “Supplemental Non-GAAP Measures” below for our definition of PV-10 and a reconciliation of PV-10 to the standardized measure. The standardized measure (GAAP) of discounted future net cash flows for our proved reserves at December 31, 2008 was $142.6 million.
     Total costs incurred for oil and gas properties were $104.1 million for the year ended December 31, 2008, consisting of $89.2 million for exploration and development drilling and $14.9 million for property acquisitions. Exploration and development costs included $3.5 million in non-cash asset retirement obligations recorded in 2008. The increase in future development costs related to proved reserves from year end 2007 to year end 2008 was $9.5 million.
     Information in this release regarding the standardized measure and costs incurred for oil and gas properties is preliminary and unaudited. Final and audited results will be provided in our annual report on Form 10-K for the year ended December 31, 2008, to be filed on or before March 16, 2009.
     The Securities and Exchange Commission (“SEC”) issued new regulations for oil and gas reserve disclosures on December 31, 2008. The new regulations will be effective for Approach’s 2009 year-end proved reserve estimates. The SEC’s new regulations permit companies to calculate year-end reserve estimates based on commodity prices averaged throughout the year, as opposed to year-end prices. Using prices calculated under the SEC’s new rules, our estimated proved reserves at December 31, 2008 would have been 224.2 Bcfe, and the PV-10 of those proved reserves at December 31, 2008 would have been $573.5 million, based on 2008 average prices for natural gas, oil and NGLs of $8.91 per Mcf, $101.54 per Bbl and $50.93 per Bbl, respectively.

Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit facility with a $100 million borrowing base, of which $43.5 million and $47.4 million was drawn at December 31, 2008 and February 28, 2009, respectively. Our borrowing base is subject to redetermination during the second quarter of 2009 based on year-end 2008 reserves.
     At December 31, 2008, we had the following commodity derivates positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed
NYMEX – Henry Hub
Costless collars 2009	180,000	2,160,000	$7.50	$10.50
Costless collars 2009	130,000	1,560,000	$8.50	$11.70
WAHA differential
Fixed price swaps 2009	200,000	2,400,000			(0.61)
2008 Expected Impairments
     In accordance with Statement of Financial Accounting Standards No. 144, we review our long-lived assets to be held and used, including proved and unproved oil and gas properties, accounted for under the successful efforts method of accounting.  As a result of the review of the recoverability of the carrying value of our assets, we expect to report a non-cash impairment charge to unproved oil and gas properties of $6.3 to $6.6 million in 2008.  The expected impairment is related to drilling and completion costs of three wells in Northeast British Columbia and drilling costs of three test wells in Southwest Kentucky. In addition to impairment of unproved oil and gas properties, we expect to write off all of the carrying value of $917,000 related to our equity investment in the Canadian operator of our Northeast British Columbia project.
     The expected impairment charges discussed above are preliminary and unaudited. We will report final impairment charges in our audited financial statements to be included in our annual report on Form 10-K for the year ended December 31, 2008, to be filed on or before March 16, 2009.
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and estimates of proved reserves, and estimated financial results from 2008. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to risks relating to financial performance and results, price volatility, supply and demand for oil and gas, global economic and financial market conditions, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, risks associated with drilling of oil and gas wells, the Company’s ability to replace reserves and efficiently develop its current reserves, inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures, production downtime due to maintenance, weather or other factors outside the Company’s control and other important factors that could cause actual results to differ materially from projected results. Additional information on these and other risks and uncertainties are described in the Company’s annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC on March 28, 2008 and November 6, 2008, respectively, and the Company’s annual report on Form 10-K for the year ended December 31, 2008, to be filed on or before March 16, 2009. Our SEC filings are available on our web site at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States and British Columbia. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates or holds leases in Texas, Kentucky and New Mexico and has a non-operating interest in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the “Investor Relations” section of its web site.
Supplemental Non-GAAP Measures
     This release contains certain financial measures that are non-GAAP measures.  We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
Finding and Development Costs
     Drill-bit finding and development (“F&D”) costs are calculated by dividing the sum of exploration costs and development costs for the year, by the total of reserve extensions and discoveries for the year.
     All-in F&D costs, including revisions, are calculated by dividing the sum of property acquisition costs, exploration costs and development costs for the year, by the total of reserve extensions, discoveries, purchases and all revisions for the year.
     All-in F&D costs, including revisions and the change in future development costs, are calculated by dividing the sum of property acquisition costs, exploration costs, development costs and the change in future development costs from the prior year, by the total of reserve extensions, discoveries, purchases and all revisions for the year.
     We believe that providing the above measures of F&D cost is useful to assist an evaluation of how much it costs the Company, on a per Mcfe basis, to add proved reserves. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our previous SEC filings and to be included in our annual report on Form 10-K to be filed with the SEC on or before March 16, 2009. Due to various factors, including timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, exploration costs may be recorded in periods before the periods in which related increases in reserves are recorded and development costs may be recorded in periods after the periods in which related increases in reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases (or decreases) in reserves independent of the related costs of such increases.
     As a result of the above factors and various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, including factors disclosed in our filings with the SEC, we cannot assure you that the Company’s future F&D costs will not differ materially from those set forth above. Further, the methods used by Approach to calculate its F&D costs may differ significantly from methods used by other companies to compute similar measures. As a result, Approach’s F&D costs may not be comparable to similar measures provided by other companies.
     The following table reflects the reconciliation of our estimated finding and development costs for the year ended December 31, 2008 to the information required by paragraphs 11 and 21 of Statement of Financial Accounting Standard No. 69:

Cost summary (in thousands)
Property acquisition costs
Unproved properties	$2,695
Proved properties	12,189
Exploration costs	5,007
Development costs(1)	84,193

Total costs incurred	$104,084

Future development costs (in thousands)
2007	$191,738
2008	201,259

Change in future development costs	$9,521

Reserve summary (MMcfe)
Balance — December 31, 2007	180,400
Extensions and discoveries	42,249
Purchases of minerals in place	7,711
Production	(8,755)
Revisions to previous estimates	(10,537)

Balance — December 31, 2008	211,068

Finding and development costs ($/Mcfe)
Drill-bit finding and development cost	$2.11
All-in finding and development cost, including revisions	$2.64
All-in finding and development costs, including revisions and change in future development costs	$2.88

(1)	Includes $3.5 million in non-cash asset retirement obligations recorded in 2008.
PV-10
     PV-10 is our estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.
     The following table reconciles PV-10 to our standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

As of December 31,
2008
(In thousands)
PV-10	$221,080
Less income taxes:
Undiscounted future income taxes	(157,503)
10% discount factor	79,058

Future discounted income taxes	(78,445)
Standardized measure of discounted future net cash flows	$142,635
Production Replacement Calculation
     Production replaced from all sources is calculated by dividing net proved reserve additions of 39.4 Bcfe (the sum of extensions and discoveries, purchases and revisions) by production of 8.8 Bcfe. Production replaced from drilling alone is calculated by dividing extensions and discoveries by production of 8.8 Bcfe. The Company uses production replacement ratios as an indicator of the Company’s potential ability to replace annual production volumes and grow its reserves. However, these production replacement ratios have limitations. Theses ratios can vary from year to year for the Company and among other oil and gas companies based on the extent and timing of discoveries and property acquisitions. In addition, since these ratios do not incorporate the cost or timing of future production of new reserves, they should not be used as a measure of value creation.
Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used in reference to oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.

Reserve life index. An index calculated by dividing year-end 2008 reserves by 2008 production of 8,755 MMcfe to estimate the number of years of remaining production.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
817.989.9000
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